Exhibit 10.35

                                                                      One of two

March 23, 2000

Dr. Jurek Koziol
24 Colburn Lane
Hollis, NH 03049

Dear Jurek,

It is my pleasure to offer you the position of Vice President Technical Manager for Semitool, Inc. reporting to me. The terms of this offer are as follows:

1. Your base salary will be $155k per year paid semi-monthly with a start date as soon as possible, but no later than May 1, 2000. This offer will expire on May 1, 2000. As a member of management you will be eligible to participate in the Management Bonus Plan.

2. The company will assist in your move from NH to MT with a lump sum of $40,000.00 to cover the move of household goods, and other related expenses relocating your family to the area. Some of this amount will be taxable dependent upon actual moving expenses. The company will be involved in these items to help secure the best possible price for you. We will also provide temporary housing for the first six months, and until your family is relocated you may work one week a month out of the New Hampshire office, this is limited to the first three months. You will have either a company car for your business and personal use or a monthly allowance of $600 toward a lease or purchase. To help you determine where you want to reside in the Flathead Valley, Semitool will cover the cost of two house-hunting trips for your family. We request that they be scheduled in advance with a Saturday night stay to secure the best possible price.

3. As part of your incentive package you will be granted 20,000 stock option shares. Following Board approval, it will be issued and vested according to the current stock option plan. The exercise price of the stock option will be set the day it is approved.

4. You will receive four weeks vacation within the first year of employment and every year thereafter. Vacation is subject to company scheduling and prior approval.

5. You will be eligible for all benefits offered to Semitool employees some have waiting periods (Insurance the first of the month following employment, the 401(k) next entrance date is 4/1/2000.)

6. As a condition of employment you will be required to sign a confidentiality conflict of interest agreement.

7. While you are employed at Semitool to further your educational development for your position, Semitool agrees to pay one half of the tuition and books costs of obtaining a Masters of Business Administration degree through the U of M. The MBA program will be pursed on a part-time non-traditional student basis. In exchange for this support, you agree to commit to one year of service to Semitool following confirmation of the degree. If you leave Semitool before completion of the degree you agree to repay 50% of the costs incurred by Semitool. If you resign after the degree is conferred and before one year of service is completed you will repay Semitool all costs they have paid.

                                                                      Two of two
                                                                Koziol - 3/23/00



8. If your employment is terminated either by you or by Semitool after three months of employment, Semitool will pay you severance in the amount of $12,900.00 a month each month after such termination for a period of six months or until the date on which you accept employment elsewhere, whichever comes first.

9. If Semitool should require you to relocate from Kalispell for company business purposes, the company will provide an equitable transfer allowance.

10. None of the terms of this offer represents an agreement by you or Semitool, Inc. for any specific length of employment. Either you or Semitool may, at any time, terminate the employment relationship upon notice to the other party. As with all Semitool employment positions, there is a 90 day probationary period.


       Any controversy or claim arising out of termination of employment after your probationary period has expired shall be settled by arbitration as provided in Montana's Uniform Arbitration Act, 27-5-211 et seq., MCA. The laws of Montana shall apply.


Sincerely,                               Acceptance: I have read and understand
                                         All of the above and accept these terms
                                         of Employment with Semitool.

/s/Raymon F. Thompson                    /s/Jurek Koziol
-------------------------                -------------------------
Ray Thompson                             Dr. Jurek Koziol
Chief Executive Officer                  Date:3/26/00